EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Media Contacts:	AirTran Airways
May 30, 2008		Tad Hutcheson
Judy Graham-Weaver
Cynthia Tinsley-Douglas
Quinnie Jenkins
678.254.7442

AirTran Airways Defers 18 Boeing Aircraft Deliveries

- 18 Boeing 737-700s Scheduled for Delivery 2009-2011 Deferred to 2013 and 2014 -

ORLANDO, Fla. (May 30, 2008) – AirTran Airways, a subsidiary of AirTran Holdings, Inc. (NYSE: AAI), announced today that it will defer 18 Boeing 737-700 aircraft originally scheduled for delivery between 2009 through 2011 to 2013 through 2014.

“As we stated during our first quarter earnings call, as a result of continuing record high fuel costs, we are reducing planned growth for September, 2008, through at least 2009 from 10 percent to no more than flat. This transaction will accomplish a substantial portion of that plan, “said Bob Fornaro, AirTran Airways’ President and CEO. “We appreciate the support of Boeing in this action as a part of their commitment to our long-term success.”

The airline currently operates 54 Boeing 737-700 series aircraft as well as 87 Boeing 717-200 aircraft, and has America’s youngest all-Boeing fleet.

The Boeing 737 is the world’s most popular jet aircraft. The AirTran Airways’ Boeing 737 seats 137 passengers and is equipped with premium Recaro seats in the airline’s signature two-by-two award-winning Business Class (12 seats) and coach seats (125 seats), with free XM Satellite Radio. Similar to the Boeing 717, the Boeing 737 aircraft features EasyFit overhead bins with plenty of storage space for passengers’ carry-on bags.

AirTran Holdings, Inc., a Fortune 1000 company, is the parent company of AirTran Airways, which ranked number one in the 2008 Airline Quality Rating study and offers more than 700 affordable, daily flights to 58 U.S. destinations. With 8,900 friendly Crew Members and America’s youngest all-Boeing fleet, AirTran Airways provides XM Satellite Radio and Business Class seating on every flight. For more information and free online booking, visit airtran.com.

Editor’s note: Statements regarding the Company’s operational and financial success, business model, expectation about future success, improved operational performance and our ability to maintain or improve our low costs are forward-looking statements and are not historical facts. Instead, they are estimates or projections involving numerous risks or uncertainties, including but not limited to, consumer demand and acceptance of services offered by the Company, the Company’s ability to maintain current cost levels, fare levels and actions by competitors, regulatory matters and general economic conditions. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including but not limited to the Company’s annual report on Form 10-K for the year ended December 31, 2007. The Company disclaims any obligation or duty to update or correct any of its forward-looking statements.

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